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                                   EXHIBIT 21


                        MEADOWBROOK INSURANCE GROUP, INC.
                              LIST OF SUBSIDIARIES


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
                                                Meadowbrook Insurance Group, Inc.
                                                t/k/a Star Holding Company    50%

Meadowbrook, Inc.                               American Indemnity Insurance Co., Ltd.           Crest Financial Corporation
                                                Star Insurance Co. (50%)

Association Self Insurance                                                                       American Highway Carriers
Services, Inc.                                  Savers Property and Casualty                     Association
                                                Insurance Co.

Meadowbrook Intermediaries, Inc.                                                                 Liberty Premium Finance, Inc.
                                                Southeastern Holding Corp.
Meadowbrook Risk Management, Inc.                                                                Interline Insurance Services, Inc.
                                                Ameritrust Insurance Corporation
Meadowbrook of Nevada, Inc.                                                                      Commercial Carriers Insurance
                                                Williamsburg National Insurance Co.              Agency, Inc.
Meadowbrook Insurance Agency, Inc.
Agency, Inc.                                    Preferred Insurance Company, Ltd.
                                                  (Bermuda) (94.1%)
Meadowbrook Risk Management, Ltd.
 (Barbados)

Meadowbrook Risk Management, Limited
(Bermuda) (80%)

Meadowbrook International, Ltd.

Florida Preferred Administrators, Inc.

Case Management Resources, Inc.

Meadowbrook of Florida, Inc.

Meadowbrook Insurance, Inc.

Preferred Insurance Agency, Inc.

TPA Insurance Agency, Inc.

Meadowbrook of Canada, Ltd.

Market Place Resources, Inc.
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